Exhibit 10.6
2012 Performance Share Grant Terms and Conditions
Pursuant to the Brunswick Corporation 2003 Stock Incentive Plan (the “Plan”)

Purpose:

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To provide incentives to (i) support the execution of Brunswick Corporation's business strategies and (ii) more closely align the interests of the award recipient with those of Brunswick Corporation's stockholders.

Grant Date:

•	February 14, 2012.

Performance Shares:

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Shares of Brunswick Corporation common stock (“Common Stock”) where the number of shares of Common Stock delivered is based on attainment of Performance Criteria set forth herein. Shares of Common Stock subject to this Grant shall be referred to herein as “Performance Shares.”

Target Award:

•	____________ Performance Shares is the target against which Performance Criteria shall apply.

Performance Period:

•	Cash Flow Return on Investment (“CFROI”) Performance Criteria: one-year performance period, commencing January 1, 2012 and ending December 31, 2012 (the “CFROI Performance Period”).

•	Total Stockholder Return (“TSR”) Modifier: three-year performance period, commencing January 1, 2012 and ending December 31, 2014.

•	For purposes of these Terms and Conditions, “Award Performance Period” shall mean the three-year performance period, commencing January 1, 2012 and ending December 31, 2014.

Performance Criteria:

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CFROI: payout of 50% to 150% of the target Performance Shares based solely on performance against CFROI Performance Criteria over the CFROI Performance Period, as set forth in Appendix A attached hereto.

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TSR Modifier: Performance Shares calculated based on CFROI performance (“CFROI Earned Award”) shall be subject to a +/- 20% modifier for Brunswick Corporation's TSR Performance against TSR Comparator Group.

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If Brunswick Corporation's TSR Performance is equal to or below the 25th percentile of the TSR Performance of the TSR Comparator Group over the Award Performance Period, then the CFROI Earned Award shall be reduced by 20%.

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If Brunswick Corporation's TSR Performance is equal to or greater than the 75th percentile of the TSR Performance of the TSR Comparator Group over the Award Performance Period, then the CFROI Earned Award shall be increased by 20%.

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The CFROI Earned Award shall not be modified for Brunswick Corporation's TSR Performance between the 25th and 75th percentile of the TSR Performance of the TSR Comparator Group over the Award Performance Period.

◦	See Appendix A attached hereto for the definitions of “TSR Performance” and “TSR Comparator Group.”

Termination of Employment:

•	Forfeiture of Performance Shares in the event employment terminates prior to the end of the Award Performance Period, except if age and years of service equals 70 or more or age is 62 or more.

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In the case of a termination of employment (other than for “cause” (willful misconduct in the performance of duties) or due to death or permanent disability (as defined below)) on or after (i) the first anniversary of the Grant Date and (ii) the date on which age plus years of service equal 70 or more or age is 62 or more, the Grantee shall receive the award, calculated as if the Grantee had remained employed throughout the entire Award Performance Period. The Performance Shares shall be distributed to the Grantee in accordance with the terms of this award under “Timing of Distribution.”

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In the case of a termination of employment (other than for “cause” (willful misconduct in the performance of duties) or due to death or permanent disability (as defined below)) (i) prior to the first anniversary of the Grant Date and (ii) on or after the date on which age plus years of service equal 70 or more or age is 62 or more, a pro-rata portion of the award will be distributed to the Grantee in accordance with the terms of this award under “Timing of Distribution.” For purposes of the foregoing sentence, a “pro-rata portion” will mean the product of (x) the number of Performance Shares that would otherwise be paid out at the end of the Award Performance Period based on actual CFROI and TSR Performance and (y) a fraction, the numerator of which is the number of days that have elapsed since the Grant Date through the date of termination of the Grantee's employment, and the denominator of which is the number of days in the CFROI Performance Period. All remaining Performance Shares shall be forfeited. Fractional shares shall be rounded down to the nearest whole share.

Change in Control:

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On a Change in Control (as defined in the Plan), a pro-rata portion of the award shall vest and the remainder of the award shall be forfeited. For purposes of the foregoing sentence, a “pro-rata portion” shall mean the product of (x) the number of Performance Shares equal to 100% of the target award and (y) a fraction, the numerator of which is the number of days that have elapsed since the beginning of the CFROI Performance Period through the Change in Control (not to exceed the number of days in the CFROI Performance Period), and the denominator of which is the number of days in the CFROI Performance Period.

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Any vested Performance Shares shall be delivered to the Grantee within thirty (30) days of such Change in Control; provided, however, for those whose age and years of service could equal 70 or more or age will be 62 or more, in either case prior to January 1, 2014, all of the award will be distributed in accordance with the terms of this award under “Timing of Distribution;” provided, further, that if the Change in Control is a “change in control event” within the meaning of Internal Revenue Code Section 409A and applicable regulations issued thereunder (except that in no event shall an acquisition of assets under Treasury Regulation §1.409A-3(i)(5)(vii) constitute a change in control event, unless such event is also a sale or disposition of at least all or substantially all of the Company's assets), then the vested performance share award shall be delivered to the Grantee within thirty (30) days of such Change in Control.

Timing of Distribution:

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Except as otherwise provided for herein, shares of Common Stock shall be delivered to the Grantee in settlement of the award as soon as administratively practicable after the end of the Award Performance Period, subject to certification in writing of the Company's attainment of the Performance Criteria. In no event shall the award be settled later than 2 ½ months following the end of the year in which the third anniversary of the Grant Date occurs.

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Notwithstanding the foregoing provisions, in the event that (i) the Grantee is a “Covered Employee” (as defined under Internal Revenue Code Section 162(m), as amended) with respect to the taxable year in which the Performance Shares would otherwise be delivered, and (ii) the sum of the value of the Performance Shares deliverable to the Grantee under the award and other compensation payable by Brunswick to the Grantee with respect to such taxable year exceeds $1.5 million, the portion of the Performance Shares that, when added to such other compensation would result in the Grantee receiving total compensation in excess of $1.5 million shall be converted into deferred stock units and be automatically deferred pursuant to Brunswick's Automatic Deferred Compensation Plan. Performance Shares converted into deferred stock units shall be payable to the Grantee in accordance with the terms of the Automatic Deferred Compensation Plan.

Tax Withholding:

•	Tax withholding liability (to meet required FICA, federal, state, and local withholding) must be paid via share reduction upon distribution.

Form of Distribution:

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Shares will be deposited to your existing Dividend Reinvestment Plan account or, if one is not currently on record, deposited into a newly created account. Stock certificates will be issued on request.

Additional Terms and Conditions:

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Grants are subject to the terms of the Plan. To the extent any provision herein conflicts with the Plan, the Plan shall govern. The Human Resources and Compensation Committee of the Board administers the Plan. The Committee may interpret the Plan and adopt, amend and rescind administrative guidelines and other rules as deemed appropriate. Committee determinations are binding.

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Permanent disability means the inability, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

•	The Plan may be amended, suspended or terminated at any time. The Plan will be governed by the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

2012 Performance Share Grant
Appendix A - Performance Criteria

Cash Flow Return on Investment (CFROI)

CFROI defined as adjusted free cash flow divided by operating capital employed.

Adjusted free cash flow ties to external free cash flow definition adjusted for:
·Acquisition/sale of “strategic” assets;
·Exclusive of pension cash contributions and tax payments or refunds;
·Impact on FCF of any change in financing; and,
·Impact of cash restructuring activities versus budget.

Operating capital employed defined as total assets less total liabilities excluding cash, debt and tax balances. Operating capital employed will be calculated on a five point basis.
	Payout as a % of Target (1)	2012 Goal
Threshold	50%	X%
Target	100%	Y%
Maximum	150%	Z%

(1) If performance is between the threshold and maximum levels set forth above, then the payout as a percentage of target shall be interpolated appropriately. No payout below threshold.

The following definitions shall apply for purpose of applying the TSR modifier:

“Average Stock Price” means the average of the closing transaction prices of a share of common stock of a company, as reported on the principal national stock exchange on which such common stock is traded, for the 20 business days immediately preceding the date for which the Average Stock Price is being determined.

“TSR Comparator Group” means the “Leisure Products” sub-industry group within the Global Industry Classification Standard Consumer Durables and Apparel Global Industry Group. For purposes of determining TSR Performance with respect to the Award Performance Period, the companies included in the Leisure Products sub-industry group shall be determined at the beginning of the 3-year period, excluding those entities that are bankrupt, listed on the pink sheets or not listed at all. Should a company within the TSR Comparator Group become bankrupt after the start of the Award Performance Period, they shall be assigned a TSR of -100%. Companies emerging from bankruptcy shall not be tracked for purposes of the current performance period. If two companies within the TSR Comparator Group merge, only the surviving entity shall be counted. Should a company within the TSR Comparator Group merge with a company outside of the TSR Comparator Group, then that entity shall be excluded from the final calculation.

“TSR Performance” means a company's cumulative total shareholder return as measured by dividing (A) the sum of (i) the cumulative amount of dividends for the Award Performance Period, assuming dividend reinvestment, and (ii) the increase or decrease in the Average Stock Price from the first day of the Award Performance Period to the last day of the Award Performance Period, by (B) the Average Stock Price determined as of the first day of the Award Performance Period.